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                                                                     Exhibit 8.1


                [LETTERHEAD OF GREENEBAUM DOLL & MCDONALD PLLC]



                                        March 25, 1997

Board of Directors
Community Trust Bancorp, Inc.
CTBI Preferred Capital Trust
208 North Mayo Trail
Pikeville, Kentucky  41501

        Re: CTBI Preferred Capital Trust Cumulative Trust Preferred Securities ("Preferred Securities")

Ladies and Gentlemen:

     We have acted as counsel to the Community Trust Bancorp, Inc., a Kentucky corporation ("Company"), in connection with the issuance by the Company of its Subordinated Debentures to CTBI Preferred Capital Trust, a statutory business trust formed under the laws of Delaware ("CTBI Trust"). CTBI Trust is filing a Registration Statement ("Registration Statement") on Form S-3 in connection with its issuance of the Preferred Securities. In that connection, you have requested our opinion as to the Federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities. All defined terms used herein which are not defined herein shall have the meaning given such terms in the Registration Statement.

      We have examined (i) the Certificate of Trust of CTBI Trust filed with the Secretary of State of the State of Delaware on March 18, 1997, (ii) the form of the Registration Statement, (iii) the form of the Trust Agreement, (iv) the form of the Preferred Securities, (v) the form of the Guarantee, (vi) the form of the Subordinated Debentures and (vii) the form of the Indenture (in the case of the documents referenced in (iii) through (vi) above, in the form

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Community Trust Bancorp, Inc.
CTBI Preferred Capital Trust

March 25, 1997
Page 2

filed as an exhibit to the Registration Statement). Our opinion is based upon the premise that the transactions will be consummated in accordance with the documents furnished to us.

     In our opinion, for Federal income tax purposes, CBTI Trust will be classified as a grantor trust, and not as an association taxable as a corporation.

     We have reviewed the discussion set forth under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" in the form of Registration Statement submitted to us. While that discussion does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, based upon current law.

                               SCOPE OF OPINION
                               ----------------

     This opinion represents our views as to the interpretation of existing law and cannot be taken as an assurance of how the law will subsequently develop. Accordingly, no assurance can be given that the Internal Revenue Service will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering an opinion, nor can any assurance be given that the Internal Revenue Service will not challenge the positions which the Company or CTBI Trust intend to take.

                                    CONSENT
                                    -------

     We hereby consent to the use of our name in the Registration Statement under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" and to the filing of this opinion with the Securities and Exchange Commission and such state securities administrators or commissioners as may be necessary or appropriate.

                                       Very truly yours,

                                       /s/ Greenebaum Doll & McDonald PLLC